UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PursuanT to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2014

SANGAMO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd.	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2014, Sangamo BioSciences, Inc. (“Sangamo”) entered into a Global Research, Development and Commercialization Collaboration and License Agreement (the “Agreement”) with Biogen Idec MA Inc., a wholly-owned subsidiary of Biogen Idec Inc. (“Biogen”), pursuant to which Sangamo and Biogen will collaborate to discover, develop, seek regulatory approval for and commercialize therapeutics based on Sangamo’s DNA-binding technology (“ZFP”) for hemoglobinopathies, including beta thalassemia (“BT”) and sickle cell disease (“SCD”).

Under the Agreement, Sangamo and Biogen will jointly conduct two research programs: the BT program and the SCD program. In the BT program, Sangamo is responsible for all discovery, research and development activities through the first human clinical trial for the first ZFP therapeutic developed under the Agreement for the treatment of BT. In the SCD program, both parties are responsible for research and development activities through the submission of an Investigational New Drug (IND) application for ZFP therapeutics intended to treat SCD. Under both programs, Biogen is responsible for subsequent worldwide clinical development, manufacturing and commercialization of licensed products developed under the Agreement. At the end of specified research terms for each program or under certain specified circumstances, Biogen retains the right to step in and take over any remaining activities of Sangamo. Furthermore, Sangamo has an option to co-promote in the United States any licensed product to treat BT and SCD developed under the Agreement, and Biogen agrees to compensate Sangamo for such co-promotion activities. Moreover, Sangamo and Biogen agreed to form a joint steering committee, consisting of an equal number of representatives of Sangamo and Biogen, to oversee the research programs.

Under the Agreement, Sangamo will receive an upfront license fee of $20.0 million. Biogen will reimburse Sangamo for its costs incurred in connection with research and development activities conducted by Sangamo. In addition, Sangamo is eligible to receive development milestone payments upon the achievement of specified regulatory, clinical development and commercialization milestones. The total amount of potential regulatory, clinical development, commercialization, and sales milestone payments, assuming the achievement of all specified milestones in the Agreement and no applicable adjustments, is $293.8 million, including Phase 1 milestone payments of $7.5 million for each BT and SCD program. In addition, Biogen agrees to pay Sangamo incremental royalties for each licensed product that are tiered double-digit percentage of annual net sales of such product.

Subject to the terms of the Agreement, Sangamo grants Biogen an exclusive, royalty-bearing license, with the right to grant sublicenses, to use certain ZFP and other technology controlled by Sangamo for the purpose of researching, developing, manufacturing and commercializing licensed products developed under the Agreement. Sangamo also grants Biogen a non-exclusive, worldwide, royalty free, fully paid license, with the right to grant sublicenses, of Sangamo’s interest in certain other intellectual property developed pursuant to the Agreement.

The Agreement may be terminated by (i) Sangamo or Biogen for the uncured material breach of the other party, (ii) Sangamo or Biogen for the bankruptcy or other insolvency proceeding of the other party; (iii) Biogen, upon 180 days advance written notice to Sangamo and (iv) Biogen, for certain safety reasons upon written notice to, and after consultation with, Sangamo. The Agreement will become effective upon the satisfaction of certain customary conditions, including the expiration of applicable waiting periods under the Harts-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description is a summary and qualified in its entirety by the Agreement, a copy of which Sangamo intends to file as an exhibit to its Annual Report on Form 10-K for the period ended December 31, 2013.

Item 7.01 Regulation FD Disclosure

On January 9, 2014, Sangamo and Biogen issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following document is filed as an exhibit to this report

Exhibit	Description
99.1	Press Release of Sangamo BioSciences, Inc. and Biogen Idec dated January 9, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier
Name: Edward O. Lanphier Title: President, Chief Executive Officer

Dated: January 9, 2014